Merger of State Bank Financial Corporation and Georgia-Carolina Bancshares, Inc. June 24, 2014

2 Cautionary Note Regarding Forward-Looking Statements Certain statements contained in this presentation that are not statements of historical fact are forward-looking statements. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “project”, “believe,” “intend,” “plan” and “estimate,” as well as similar expressions. These forward-looking statements include statements related to our projected growth, our anticipated acquisitions, including statements related to the expected timing, completion and other effects our anticipated acquisitions, our anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, or business and growth strategies, including projections of future amortization and accretion, the impact of the expiration of loss share agreements, anticipated internal growth, and plans to establish or acquire banks or the assets of failed banks. These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements. Potential risks and uncertainties include the following: • the inability to obtain the requisite regulatory and shareholder approvals for the anticipated acquisitions and meet other closing terms and conditions; • the reaction to the anticipated acquisitions of all of the banks’ customers, employees and counterparties or difficulties related to the transition of services; • general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and a further decline in real estate values; • the general decline in the real estate and lending markets, particularly in our market areas, may continue to negatively affect our financial results; • our ability to raise additional capital may be impaired if current levels of market disruption and volatility continue or worsen; • we may be unable to collect reimbursements on losses that we incur on our assets covered under loss share agreements with the FDIC as we anticipate; • costs or difficulties related to the integration of the banks we may acquire may be greater than expected; • restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; • legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us; • competitive pressures among depository and other financial institutions may increase significantly; • changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired; • other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can; • our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; • adverse changes may occur in the bond and equity markets; • war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; • economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and • we will or may continue to face the risk factors discussed from time to time in the periodic reports we file with the SEC. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. All subsequent written and oral forward- looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2013, for a description of some of the important factors that may affect actual outcomes.

3 Additional Information About the Merger and Where to Find It In connection with the proposed merger transaction, State Bank Financial Corporation will file a registration statement on Form S-4 with the SEC to register State Bank Financial Corporation’s shares that will be issued to Georgia-Carolina Bancshares Inc.’s shareholders in connection with the transaction. The registration statement will include a proxy statement of Georgia-Carolina Bancshares, Inc. and a prospectus of State Bank Financial Corporation, as well as other relevant documents concerning the proposed transaction. The registration statement and the proxy statement/prospectus to be filed with the SEC related to the proposed transaction will contain important information about State Bank Financial Corporation, Georgia-Carolina Bancshares, Inc. and the proposed transaction and related matters. WE URGE SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT AND PROXY/PROSPECTUS WHEN IT BECOMES AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT AND PROXY/PROSPECTUS) BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain free copies of these documents and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Security holders may also obtain free copies of the documents filed with the SEC by State Bank Financial Corporation at its website at https://www.statebt.com (which website is not incorporated herein by reference) or by contacting Jeremy Lucas by telephone at 404.239.8626. Security holders may also obtain free copies of the documents filed with the SEC by Georgia-Carolina Bancshares, Inc. at its website at https://www.firstbankofga.com (which website is not incorporated herein by reference) or by contacting Thomas J. Flournoy by telephone at 706.731.6622. State Bank Financial Corporation, Georgia-Carolina Bancshares, Inc. and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Georgia-Carolina Bancshares, Inc. in connection with the proposed merger. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the proposed merger will be provided in the proxy statement/prospectus described above when it is filed with the SEC. Additional information regarding each of State Bank Financial Corporation’s and Georgia-Carolina Bancshares, Inc.’s respective directors and executive officers, including shareholdings, is included in State Bank Financial Corporation’s definitive proxy statement for 2014, which was filed with the SEC on April 11, 2014, and Georgia-Carolina Bancshares, Inc.’s definitive proxy statement for 2014, which was filed with the SEC on April 14, 2014. You can obtain free copies of this document from State Bank Financial Corporation or Georgia-Carolina Bancshares, Inc., respectively, using the contact information above.

4 Transaction Rationale Financially Attractive Strategic Value  Conservative pro forma assumptions  Accretive to tangible book value in approximately three years  Meaningful EPS accretion in 2016; modest accretion in 2015  Ability to leverage First Bank of Georgia’s mortgage platform across State Bank footprint  Enhanced opportunity for loan and deposit growth by overlaying State Bank’s technologies and capabilities  Diversifies existing income streams  Shares same commitment to core values and community involvement Attractive Market Expansion  Expands State Bank presence into the Augusta-Richmond County MSA, the second largest MSA in Georgia by population  Long-term relationship between First Bank of Georgia CEO and State Bank’s Executive Management Team  Similar business culture in a familiar Georgia market  Leverages a strong brand and solid banking franchise with retention of local management team

5 Transaction Terms 1 1 Transaction value based on STBZ closing price of $16.76 on June 23, 2014 and subject to change due to fluctuations in the price of State Bank Financial common stock 2 Deposit premium calculated as purchase price less book value divided by total deposits Purchase Price Approximately $82 million Consideration Mix 60% Stock / 40% Cash Price per Share $22.35 ($13.50 stock / $8.85 cash) Consideration Detail - Cash portion fixed at $8.85 per GECR share - Stock portion fixed at $13.50 per GECR share if STBZ price is within $14-$17 - Fixed exchange ratio of .794 shares per GECR share if STBZ price is $17 or higher and .964 shares per GECR share if STBZ price is $14 or lower Price / Tangible Book Value 1.35x Price / Earnings 17.4x LTM EPS 13.3x 2013 EPS Deposit Premium2 5.4% Due Diligence Completed comprehensive due diligence Required Approvals Customary regulatory approvals and shareholder approval by Georgia-Carolina Bancshares, Inc. Anticipated Closing 1st quarter 2015

6 Transaction Assumptions 1 1 Transaction assumptions based on STBZ closing price of $16.76 on June 23, 2014 and subject to change due to fluctuations in the price of State Bank Financial common stock EPS Accretion Immediately accretive to 2015 EPS; Mid-teens EPS accretion projected in 2016 Proforma Capital 14.1% TCE/TA Tangible Book Value Payback Approximately 3 years Cost Savings 30% of noninterest expense One-time Merger Related Costs Approximately $7.0 million Loan Mark 3.0% Revenue Synergies None assumed

7 Proforma Loan Composition 1 Excludes $29.4mm of mortgage loans held for sale Note: Excludes purchase accounting adjustments; annualized yields on a taxable equivalent basis; Source: SNL Financial as of 3/31/14 numbers may not add due to rounding State Bank Financial Corporation Atlanta Bancorporation Georgia-Carolina Bancshares 1 Proforma Loan Portfolio ($000) Amount % Loan Portfolio ($000) Amount % Loan Portfolio ($000) Amount % Loan Portfolio ($000) Amount % C&D $290,258 21% C&D $3,502 3% C&D $59,321 21% C&D $353,081 19% CRE 658,859 47% CRE 24,893 20% CRE 84,322 29% CRE 768,074 42% C&I 32,356 2% C&I 12,795 10% C&I 19,114 7% C&I 64,265 4% Owner-occupied RE 224,012 16% Owner-occupied RE 32,469 26% Owner-occupied RE 61,485 21% Owner-occupied RE 317,966 17% Residential RE 160,405 11% Residential RE 44,400 36% Residential RE 59,188 21% Residential RE 263,993 14% Consumer & other 47,302 3% Consumer & other 5,019 4% Consumer & other 3,943 1% Consumer & other 56,264 3% Total Loans (Gross) $1,413,192 100% Total Loans (Gross) $123,078 100% Total Loans (Gross) $287,373 100% Total Loans (Gross) $1,823,643 100% C&D 21% CRE 47% C&I 2% Owner- occupied RE 16% Residential RE 6% Consumer & other 3% C&D 21% CRE 29% C&I 7% Owner- occupied RE 21% Residential RE 21% Consumer & other 1% C&D 19% CRE 42% C&I 4% Owner- occupied RE 17% Residential RE 14% Consumer & other 3% C&D 3% CRE 20% C&I 10% Owner- occupied RE 26% Residential RE 36% Consumer & other 4%

8 Proforma Deposit Composition State Bank Financial Corporation Atlanta Bancorporation Georgia-Carolina Bancshares Proforma Source: SNL Financial as of 3/31/14 Note: Annualized cost of deposits; numbers may not add due to rounding Deposit Portfolio ($000) Amount % Deposit Portfolio ($000) Amount % Deposit Portfolio ($000) Amount % Deposit Portfolio ($000) Amount % Noninterest-bearing $471,414 22% Noninterest-bearing $24,316 15% Noninterest-bearing $80,048 19% Noninterest-bearing $575,778 21% Savings, money market & NOW 1,285,895 60% Savings, money market & NOW 39,764 25% Savings, money market & NOW 196,686 46% Savings, money market & NOW 1,522,345 56% CDs 278,860 13% CDs 97,103 60% CDs 126,038 30% CDs 502,001 18% Brokered & wholesale 104,892 5% Brokered & wholesale - 0% Brokered & wholesale 24,381 6% Brokered & wholesale 129,273 5% Total Deposits $2,141,061 100% Total Deposits $161,183 100% Total Deposits $427,153 100% Total Deposits $2,729,397 100% Cost of Deposits: .33% Cost of Deposits: .48% Cost of Deposits: .42% Cost of Deposits: .35% Noninterest -bearing 22% Savings, money market & NOW 60% CDs 13% Brokered & wholesale 5% Noninterest -bearing 19% Savings, money market & NOW 46% CDs 30% Brokered & wholesale 6% Noninterest -bearing 21% Savings, money market & NOW 56% CDs 18% Brokered & wholesale 5% Noninterest -bearing 15% Savings, money market & NOW 25% CDs 60%

Georgia-Carolina Bancshares Profile

STATE BANK
Financial Corporation

Georgia-Carolina Bancshares, Inc.

- Headquartered in Augusta, Georgia
- Founded in 1989
- First Bank of Georgia banking subsidiary
- 7 banking offices in Augusta MSA
- Mortgage division established in 1999, with offices in Augusta and Savannah markets

Financial Highlights

- Total Assets $523mm
- Total Loans $317mm
- Total Deposits $427mm
- Total Equity $59mm
- TCE Ratio 11.4%
- NPAs/Assets 1.15%
- NCOs/Loans (.29)%
- ROAA .68%
- Net Interest Margin 3.63%
- NIB/Total Deposits 18.7%

Deposit Market Share - Augusta-Richmond County, GA-SC MSA

2013 Rank	Company	HQ State	Total Assets ($000)	Number of Branches	Total Deposits in Market ($000)	Total Market Share (%)
1	Wells Fargo & Co.	CA	1,546,707,000	21	1,571,462	20.6
2	Southeastern Bank Finl Corp.	GA	1,747,226	12	1,446,970	19.0
3	SunTrust Banks Inc.	GA	179,542,000	10	716,579	9.4
4	Bank of America Corp.	NC	2,149,851,000	9	655,867	8.6
5	Security Federal Corp.	SC	848,780	10	602,565	7.9
6	Regions Financial Corp.	AL	117,933,000	16	532,597	7.0
7	First Citizens Bancorp.	SC	8,532,136	14	492,785	6.5
8	Georgia-Carolina Bancshares	GA	523,083	7	425,370	5.6
9	Queensborough Co.	GA	837,508	10	352,779	4.6
10	Synovus Financial Corp.	GA	26,435,426	2	156,705	2.1
11	First Community Corp.	SC	797,873	2	130,739	1.7
12	Fifth Third Bancorp	OH	129,654,000	3	106,589	1.4
13	Lincoln Bancshares Inc.	GA	126,631	1	85,606	1.1
14	First Burke Banking Co.	GA	115,651	3	85,369	1.1
15	Toronto-Dominion Bank	-	896,468,000	2	65,727	0.9
16	VistaBank	SC	104,107	1	60,862	0.8
17	Sardis Bankshares Inc.	GA	82,870	4	60,436	0.8
18	Washington/Wilkes Hldg Co.	GA	264,277	2	37,371	0.5
19	Capital City Bank Group Inc.	FL	2,633,040	2	29,707	0.4
20	Capitol City Bancshares Inc.	GA	283,801	1	13,885	0.2
	Total Market			**134**	**7,631,529**	

Source: SNL Financial; company documents
Note: Financial highlights as of 3/31/14; market share ranking of banks and thrifts as of 6/30/13

9

10 Source: SNL Financial; company documents First Bank of Georgia Branch Map 7 branches in Augusta MSA

11 First Bank of Georgia Branches Source: SNL Financial; company documents Note: Branch deposit data as of 6/30/13 Main Office Augusta, GA Deposits: $110 million Hill Street Office Thomson, GA Deposits: $67 million Daniel Village Office Augusta, GA Deposits: $80 million West Town Office Martinez, GA Deposits: $47 million Medical Center Office Augusta, GA Deposits: $57 million Fury’s Ferry Office Martinez, GA Deposits: $50 million Evans Office Evans, GA Deposits: $16 million

12 Augusta Market Overview  Augusta-Richmond County is the second largest MSA by population in Georgia, after metro Atlanta MSA  Projected population and household income growth from 2013-2018 exceeds national averages  Unemployment rate of 6.3% in April 2014, which is down from 7.6% in April 2013 and a peak of 10% in July 2009 Source: SNL Financial; Augusta Economic Development Authority; Augusta Metro Chamber of Commerce 0 2 4 6 8 10 12 200 205 210 215 220 225 230 Jan-07 Jan-08 Jan-09 Jan-10 Jan-11 Jan-12 Jan-13 Jan-14 Un em ploym ent Rate (% )Emp lo ym en t (0 00 s) Augusta MSA Total Employment Augusta Unemployment Rate U.S. Unemployment Rate  Home to Fort Gordon, which has an estimated local economic impact of $1.4 billion a year and houses the U.S. Army Signal Center and the Army Cyber Command Headquarters  One of the largest concentrations of healthcare and medical research employees in the Southeast  Sixth largest county in Georgia for imports and exports through the Port of Savannah, which is the fifth largest seaport in the nation

13 State Bank Financial Proforma Branch Map  Combined company will operate 27 Branches in Atlanta, Augusta, Macon and Warner Robins MSAs after consolidation of one branch in Midtown Atlanta State Bank (19) Bank of Atlanta (2) First Bank of Georgia (7) Source: SNL Financial

14 Enhanced Banking Platform First Bank of Georgia Bank of Atlanta  Attractive in-market acquisition that builds density in the desirable Midtown Atlanta market  Strategic acquisition of a solid banking franchise that expands our presence into the Augusta market Proven Acquirer Well Positioned Franchise  Back-to-back negotiated transactions at reasonable pricing with management teams desired by State Bank  Both transactions are expected to benefit each bank’s customers, employees and communities with strengthened balance sheets, expanded distribution capabilities and broader product and service offerings